Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15253 Avenue of Science

San Diego, CA 92128

Rick Howe, (858) 676-2148

rhowe@accredhome.com

ACCREDITED ANNOUNCES PLANS TO DELIST AND DEREGISTER REIT PREFERRED SHARES

SAN DIEGO, CA, Oct. 19, 2007 – Accredited Home Lenders Holding Co. (“Accredited” or the “Company”) and its subsidiary, Accredited Mortgage Loan REIT Trust (NYSE: AHH-PrA) (“REIT”), announced today that REIT has provided written notice to the New York Stock Exchange (the “NYSE”) of its intent to voluntarily delist its 9.75% Series A Perpetual Cumulative Preferred Shares (par value $1.00 per share, CUSIP 00438G 20 5) (the “Preferred Shares”) from the NYSE and to deregister the Preferred Shares, and Accredited’s guarantee with respect to the Preferred Shares (the “Guarantee”), under the Securities Exchange Act of 1934 (the “Exchange Act”) by filing Forms 25 and 15 with the Securities and Exchange Commission (the “SEC”). REIT anticipates filing the Form 25 on or about October 29, 2007, and the Form 15 for each of the Preferred Shares and the Guarantee will be filed approximately ten days thereafter. REIT has not arranged for listing or registration on another national securities exchange or for quotation of its securities in a quotation medium.

The plans to delist the Preferred Shares and deregister the Preferred Shares and Guarantee were made after careful consideration of the advantages and disadvantages of continuing registration and the costs and demands on management time arising from compliance with the public company requirements of the SEC, the Exchange Act, the Sarbanes-Oxley Act (“Sarbanes-Oxley”) and the NYSE. The Preferred Shares and Guarantee are eligible for deregistration because the Preferred Share are currently held by fewer than 300 holders of record. The Board of Directors of Accredited (the “Accredited Board”) and the Board of Trustees of REIT (the “REIT Board”) believe that, while the liquidity for the Preferred Shares may be reduced, the substantial anticipated accounting, legal and administrative savings associated with delisting and deregistration, both in terms of cost and in time, are in the best interests of REIT and Accredited. Considering REIT’s market capitalization and the thinly-traded nature of the Preferred Shares, the Accredited Board and the REIT Board believe the financial and strategic burdens are disproportionate to the benefits of maintaining the registered status of the Preferred Shares and the Guarantee. The Company estimates that it may save up to at least $2 million annually in light of current and expected future regulatory requirements, especially requirements resulting from Sarbanes-Oxley. REIT also expects that management will be able to better focus its attention and resources on continuing to improve operations and enhancing shareholder value.

According to James A. Konrath, chairman and chief executive officer of Accredited and REIT, “Current market conditions do not warrant the significant annual costs associated with our being a reporting company. Our Board of Directors and Board of Trustees believe it is prudent to use these funds to enhance Accredited’s and REIT’s financial performance. As private, non-registered companies, Accredited and REIT will have more flexibility in pursuing strategic opportunities and focusing on and managing their core business.”

The delisting of the Preferred Shares and the deregistration of the Preferred Shares and the Guarantee will not have any affect on the terms or conditions of the Preferred Shares or the Guarantee, including the dividend payable on the Preferred Shares and Accredited’s guarantee thereof.

It is expected that the deregistration will become fully effective within 90 days after the Form 15 is filed with the SEC. Upon filing of the Form 15 for the Preferred Shares and for the Guarantee, REIT’s and Accredited’s obligations to file certain reports under the Exchange Act, including Forms 10-K, 10-Q and 8-K, will immediately be suspended. Once deregistration is effective, future reports will not be available through the SEC’s EDGAR system.

Following deregistration, Accredited and REIT currently intend to continue to hold annual meetings for REIT and to voluntarily make financial and other information available periodically to its shareholders via Accredited’s website, www.accredhome.com.

Following the delisting of the Preferred Shares from the NYSE, REIT anticipates, but cannot guarantee, that the Preferred Shares will continue to be quoted by the Pink Sheets Electronic Quotation Service (the “Pink Sheets”), to the extent broker-dealers commit to make a market in the Preferred Shares. The Pink Sheets is a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its website at www.pinksheets.com. Accredited and REIT can provide no assurance that any broker-dealer will make a market in the Preferred Shares, which is a requirement for Pink Sheet quotation.

About Accredited Home Lenders Holding Co.

Accredited Home Lenders Holding Co. is a non-prime mortgage company operating throughout the U.S. and in Canada. Accredited is in the business of originating, financing, securitizing, servicing, and selling non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

About Accredited Mortgage Loan REIT Trust

Accredited Mortgage Loan REIT Trust, a subsidiary of Accredited Home Lenders Holding Co., is a Maryland real estate investment trust formed in May 2004 for the purpose of acquiring, holding and managing real estate assets.

Forward Looking Statements

Certain matters discussed in this news release, including without limitation the perceived benefits of delisting and deregistration and the potential for the Preferred Shares to be quoted in the Pink Sheets, constitute forward-looking statements within the meaning of the federal securities laws. In addition, actual results and the timing of certain events could differ materially from those projected in or contemplated by forward-looking statements due to a number of factors, including but not limited to, the risk factors and other disclosures contained in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the period ended December 31, 2006 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, as well as Accredited Mortgage Loan REIT Trust’s annual report on Form 10-K for fiscal year 2006 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, and the other disclosures contained in documents filed by the Company with the SEC. The Company cautions readers that the non-prime mortgage industry and the Company’s and REIT’s business are subject to numerous significant risks and uncertainties.